Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 6, 2006 (January 22, 2007, as to the effects of discontinued operations as disclosed in Note 13) relating to the financial statements of Investors Real Estate Trust included in its Current Report on Form 8-K filed on January 24, 2007, with the Securities and Exchange Commission, and our reports dated July 6, 2006, relating to the financial statement schedules, and management’s assessment of the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2006.

DELOITTE & TOUCHE LLP

Minneapolis, MN
 January 22, 2007